Exhibit 10.1

PYXUS INTERNATIONAL, INC. 2020 INCENTIVE PLAN

(i)

(ii)

ARTICLE VII STOCK AND STOCK UNIT AWARDS		8

7.01.	Award	8
7.02.	Vesting	8
7.03.	Shareholder Rights	8
7.04.	Termination of Employment; Change in Control	8

ARTICLE VIII PERFORMANCE SHARE AWARDS		9

8.01.	Award	9
8.02.	Earning the Award	9
8.03.	Issuance of Shares	9
8.04.	Settlement in Cash	9
8.05.	Shareholder Rights	9
8.06.	Nontransferability	9
8.07.	Transferable Performance Shares	9
8.08.	Termination of Employment; Change in Control	10

ARTICLE IX INCENTIVE AWARDS		10

9.01.	Award	10
9.02.	Terms and Conditions	10
9.03.	Nontransferability	10
9.04.	Transferable Incentive Awards	10
9.05.	Issuance of Shares	10
9.06.	Settlement in Cash	11
9.07.	Shareholder Rights	11
9.08.	Termination of Employment; Change in Control	11

ARTICLE X CHANGE IN CONTROL		11

10.01.	Impact of Change in Control	11
10.02.	Assumption Upon Change in Control	11
10.03.	Cash-Out Upon Change in Control	11
10.04.	Cancellation of Options and SARs	12
10.05.	Limitation on Benefits	12

ARTICLE XI ADJUSTMENT UPON CHANGE IN COMMON STOCK		13

ARTICLE XII COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		14

ARTICLE XIII GENERAL PROVISIONS		14

13.01.	Effect on Employment or Service	14
13.02.	Unfunded Plan	14
13.03.	Rules of Construction	14
13.04.	Tax Withholding	14
13.05.	Governing Law	15
13.06.	Section 409A	15
13.07.	Other Compensation and Benefits	15

ARTICLE XIV AMENDMENT		15

ARTICLE XV DURATION OF PLAN		15

ARTICLE XVI EFFECTIVE DATE OF PLAN		15

(iii)

The Pyxus International, Inc. 2020 Incentive Plan, is subject to approval by the Board of the Company (as defined below) and shall be effective as of the date (the “Effective Date”) on which it is approved by the Board.

ARTICLE I

DEFINITIONS

1.01.	Affiliate.

Affiliate means any “subsidiary corporation” or “parent corporation” as such terms are defined in Section 424 of the Code or any other trade or business that would be a “parent corporation” or a “subsidiary corporation” if it was organized as a corporation.

1.02.	Agreement.

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.03.	Award.

Award means an Option, SAR, Stock Award, Stock Unit Award, Performance Share Award, or Incentive Award granted under this Plan.

1.04.	Board.

Board means the Board of Directors of the Company.

1.05.	Change in Control.

Change in Control means any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than (i) Glendon Capital Management LP, a Delaware limited partnership, and on any entities that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Glendon Capital Management LP, including funds/entities managed, advised or sub-advised by the same Investment Manager of Glendon Capital Management LP or (ii) Monarch Alternative Capital LP, a Delaware limited partnership, and on any entities that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Monarch Alternative Capital LP, including funds/entities managed, advised or sub-advised by the same Investment Manager of Monarch Alternative Capital LP, becomes the beneficial owner, directly or indirectly, of Company securities representing more than 30% of the aggregate voting power of all classes of the Company’s voting securities on a fully diluted basis, after giving effect to the conversion of all outstanding warrants, options and other securities of the Company convertible into or exercisable for voting securities of the Company (whether or not such securities are then exercisable);

(b) The Company consummates a plan of merger, consolidation or share exchange between the Company and an entity other than a direct or indirect wholly-owned subsidiary of the Company, unless the Company shareholders immediately before the completion of such transaction will continue to hold at least 50% of the aggregate voting power of all classes of voting securities of the surviving or resulting entity;

(c) The Company consummates a sale, lease, exchange or other disposition of all, or substantially all, of the Company’s property, unless the Company shareholders immediately before the completion of such transaction will continue to hold, directly or indirectly, at least 50% of the aggregate voting power of all classes of voting securities of the transferee; or

(d) During any period of two consecutive years (which period may be deemed to begin prior to the date of this Plan), individuals who at the beginning of such period constituted the Board, together with any new members of the Board whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a majority of the members of the Board then still in office who either were directors at the beginning of such period or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the Board.

1.06.	Code.

Code means the Internal Revenue Code of 1986, and any amendments thereto, including regulations and other authoritative guidance.

1.07.	Committee.

Committee means a committee of the Board appointed to administer the Plan. The Committee shall be comprised of two or more members of the Board; all of whom shall be “non-employee directors” as defined in Securities Exchange Commission Rule 16b-3 as in effect from time to time, and, during any period in which the Common Stock is listed for trading on a national securities exchange, “independent directors” as defined in the listing standards or rule of such national securities exchange; provided, however, that the failure of the Committee to satisfy the “non-employee director” or “independent director” requirements shall not affect the validity of any Award.

1.08.	Common Stock.

Common Stock means the common stock of the Company.

1.09.	Company.

Company means Pyxus International, Inc.

1.10.	Corresponding SAR.

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.11.	Date of Exercise.

Date of Exercise means (i) with respect to an Option, the date that the Option price is received by the Company and (ii) with respect to an SAR, the date that the notice of exercise is received by the Company.

1.12.	Fair Market Value.

Fair Market Value means, on any given date, the closing price of the Common Stock as reported on an established stock exchange on which the Common Stock is listed. If the Common Stock was not traded on such exchange on such date, then the Fair Market Value is determined with reference to the preceding day that the Common Stock was so traded. If the Common Stock is not listed on an established stock exchange, then the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

1.13.	Incentive Award.

Incentive Award means an award, denominated in dollars which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive a cash payment, shares of Common Stock or a combination of cash and Common Stock from the Company or an Affiliate upon the achievement of performance objectives.

1.14.	Incentive Stock Option.

Incentive Stock Option means an Option designated as an Incentive Stock Option within the meaning of Code Section 422 or any successor provision thereto.

1.15.	Initial Value.

Initial Value means, with respect to an SAR, the Fair Market Value of one share of Common Stock on the date of grant.

1.16.	Investment Manager.

Investment Manager means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, has the power (whether exclusive or non-exclusive) to direct or control the investment decisions of such Person.

1.17.	Option.

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement. Such price shall not be lower than the Fair Market Value of one share of Common Stock on the date of grant as set forth in Section 6.02.

1.18.	Participant.

Participant means an employee of the Company or of an Affiliate or member of the Board, who satisfies the requirements of Article IV and is selected by the Committee to receive an Award.

1.19.	Performance Share.

Performance Share means an Award, in the amount determined by the Committee and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment, or a combination of Common Stock and cash, upon achievement of performance objectives in accordance with the provisions of Article VIII. The Committee, in its discretion, will determine whether a Performance Share will be settled with shares of Common Stock, cash or a combination of Common Stock and cash.

1.20.	Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality or other entity.

1.21.	Plan.

Plan means this Pyxus International, Inc. 2020 Incentive Plan.

1.22.	SAR.

SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the Date of Exercise, payable in cash, shares of Common Stock or a combination of Common Stock and cash at the discretion of the Committee, over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.23.	Stock Award.

Stock Award means Common Stock awarded to a Participant under Article VII.

1.24.	Stock Unit Award.

Stock Unit Award means a right to receive one or more shares of Common Stock (or cash of an equivalent value) in the future awarded to a Participant under Article VII.

1.25.	Substitute Award.

Substitute Award means an Award granted in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, by a corporation or other trade or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company in recruiting and retaining employees and members of the Board with ability and initiative by enabling such persons to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Options, SARs, Stock Awards, Stock Unit Awards, Performance Share Awards, and Incentive Awards. Both Incentive Stock Options and Options not so qualifying can be granted, provided that unless this Plan satisfies the requirements under the Code for awards of Options to qualify as Incentive Stock Options any Options granted under the Plan shall not be Incentive Stock Options. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

ARTICLE III

ADMINISTRATION

3.01.	Administrative Authority.

Except as provided in this Article III, the Plan shall be administered by the Committee; provided, however, that awards to the Chief Executive Officer or members of the Board who are not employed by the Company or an Affiliate, the terms of such awards and the settlement of such awards shall be subject to the final approval of the Board. The Committee shall have authority to grant Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award. Notwithstanding any such conditions (but subject to the express provisions of the Plan), the Committee, in its discretion, may accelerate the time at which any Option or SAR may be exercised or the time at which any other Award may become transferable or nonforfeitable. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; to prescribe the form of agreements and documents used in connection with the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, or Award. All expenses of administering this Plan shall be borne by the Company.

To the extent permitted by applicable law, the Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Participants who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as in effect from time to time. In the event of such delegation, and as to matters encompassed by the delegation, references in the Plan to the Committee shall be interpreted as a reference to the Committee’s delegate or delegates. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the prior delegation.

3.02.	Agreements.

Except as provided in this Article III, all Awards granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Committee may adopt, except that recurring Awards to members of the Board need not be evidenced by separate agreements in which case the terms of such Awards and the settlement of such Awards shall be governed by the resolutions adopted by the Board in approving such Awards pursuant to Section 3.01 of this Plan.

3.03. Employment or Service.

In the event that the terms of an Agreement provide that the Participant must complete a stated period of employment or service as a condition of exercising, earning or retaining an Award, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE IV

ELIGIBILITY

Any employee of the Company or of any Affiliate (including any corporation or trade or business that becomes an Affiliate after the adoption of this Plan) or member of the Board is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed or can be expected to contribute to the profits or growth of the Company or an Affiliate. The Committee will designate individuals to whom Awards are to be made and will specify the type of Award and the number of shares of Common Stock subject to each Award.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01.	Source of Shares.

Shares of Common Stock issued under the Plan shall be authorized but unissued shares.

5.02.	Maximum Number of Shares.

The maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards under this Plan is 2,200,000 shares. Shares of Common Stock underlying Awards that are settled in cash, and shares of Common Stock underlying Substitute Awards, shall not reduce the number of Shares available for Awards.

The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be adjusted as provided in this Article V and Article XII.

5.03.	Forfeitures, etc.

To the extent that an Award involving the issuance of shares of Common Stock is forfeited or otherwise terminates without the delivery of shares, the shares of Common Stock allocated to such Award may be reallocated to other Awards to be granted under this Plan, provided that this provision shall not be applicable with respect to (i) the cancellation of a Corresponding SAR upon the exercise of the related Option or (ii) the cancellation of an Option upon the exercise of the Corresponding SAR.

Notwithstanding the foregoing, shares of Common Stock which are tendered (actually or by attestation), by a Participant or withheld by the Company to pay the option price or satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award may not be reallocated to other Awards to be granted under this Plan. Furthermore, if an SAR is exercised and settled, in whole or in part, with Common Stock then the number of shares available for grant shall be reduced by the total number of shares for which the SAR was exercised (rather than the number of shares of Common Stock issued). For avoidance of doubt, common stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shares shall not be added back to the number of shares available for the future grant of Awards.

ARTICLE VI

OPTIONS AND SARs

6.01.	Award.

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option or SAR is to be granted and will specify the number of shares of Common Stock covered by the award. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option. No Participant may be granted Incentive Stock Options or related SARs (under all incentive stock option plans of the Company and its Affiliates) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an option is granted) exceeding the amount prescribed by Section 422(d) of the Code as in effect from time to time. No Participant may be granted Options in any calendar year for more than 600,000 shares of Common Stock, subject to adjustment as provided in Article XI. No Participant may be granted SARs that are not related to an Option in any calendar year for more than 600,000 shares of Common Stock , subject to adjustment as provided in Article XI. For purposes of the two preceding sentences, an Option and any Corresponding SAR related to the Option shall be treated as a single award.

6.02.	Option Price.

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date the Option is granted. Except for adjustments authorized under Article XI, no Option or SAR may be repriced, replaced, regranted through cancellation, repurchased, or modified without shareholder approval, if the effect would be to reduce the option price or Initial Value, as applicable, for the shares underlying such Award. In addition, at any time when the exercise price per share of an Option or SAR is above the Fair Market Value, the Company shall not, without shareholder approval, purchase such Option or SAR for cash or other consideration.

6.03.	Maximum Period.

The maximum period in which an Option or SAR may be exercised shall be determined by the Committee on the date of grant except that no Option or SAR shall be exercisable after the expiration of ten years from the date the Option or SAR was granted. The terms of any Option or SAR may provide that it is exercisable for a period less than such maximum period.

6.04.	Nontransferability.

Except as provided in Section 6.05, Options and SARs granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05.	Transferable Options and SARs.

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option or SAR may be transferred by a Participant to the Participant’s children, grandchildren or spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners. Options and SARs may not be transferred to third parties for consideration without shareholder approval. The holder of an Option or SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option or SAR except by will or the laws of descent and distribution. In the event of any such transfer (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.06.	Exercise.

An Option or SAR granted under this Plan shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions of this Article VI and Article XII, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. The preceding sentence to the contrary notwithstanding and except as provided in Section 6.10, an Option or SAR that becomes exercisable solely on account of the Participant’s continued employment shall not become fully exercisable before the third anniversary of the date of grant and an Option or SAR shall not become exercisable before the first anniversary of the date of grant regardless of the nature of the conditions on which the Option or SAR may become exerciseable. The preceding sentence to the contrary notwithstanding, up to five percent (5%) of the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards under this Plan may be granted without such minimum exercisable period. to Participants who are members of the Board but are not employees of the Company or an Affiliate on the date of grant. A Corresponding SAR that is related to an Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number of whole shares for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the shares remaining subject to the Option or related to the SAR. The exercise of either an Option or Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

6.07.	Payment of Option Price.

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Committee. If the Agreement provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company or by attesting to such ownership of shares. If Common Stock is used to pay all or part of the Option price, the shares surrendered or attested must have an aggregate Fair Market Value (determined as of the day preceding the Date of Exercise) that, together with any cash or cash equivalent paid, is not less than the option price for the number of shares for which the Option is being exercised.

6.08.	Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR.

At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. A fractional share shall not be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

6.09.	Shareholder Rights.

With respect to shares subject to an Option or SAR, no Participant shall have any rights as a shareholder, including rights to receive dividends paid on Common Stock, until, and then only to the extent that, the Option or SAR is exercised and Common Stock is issued to the Participant.

6.10.	Termination of Employment; Change in Control.

Section 6.06 to the contrary notwithstanding, the Committee may provide that an Option or SAR shall be or shall become exercisable, in whole or in part, upon a termination of the Participant’s employment or service or a Change in Control. The Committee’s determination under this Section 6.10 may be made at the time the Option or SAR is granted or thereafter (but before the expiration or forfeiture of the Option or SAR).

ARTICLE VII

STOCK AND STOCK UNIT AWARDS

7.01.	Award.

In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award or Stock Unit Award is to be made and will specify the number of shares of Common Stock covered by the Award; provided, however, that no Participant may be awarded Stock Awards or Stock Unit Awards in any calendar year for more than 600,000 shares of Common Stock, subject to adjustment as provided in Article XI.

7.02.	Vesting.

As provided in this Section 7.02, but subject to Section 7.04, the Committee, on the date of the award, shall prescribe that a Participant’s rights in a Stock Award or Stock Unit shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the employ or service of the Company and its Affiliates before the expiration of a stated term or if the Company, the Company and its Affiliates or the Participant fail to achieve stated objectives. Stock Awards and Stock Units that become vested and transferable solely on account of the Participant’s continued employment or service shall not become vested and transferable before the first anniversary of the date of grant. The preceding sentence to the contrary notwithstanding, up to five percent of the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards under this Plan may be granted without such minimum vesting requirement to Participants who are members of the Board but are not employees of the Company or an Affiliate on the date of grant. A Stock Award or Stock Unit Award shall become vested and nontransferable only to the extent that the Committee first certifies that any restrictions or objectives have been satisfied.

7.03.	Shareholder Rights.

Prior to their forfeiture in accordance with the terms of the Agreement and while Stock Awards are nonvested, nontransferable or both, a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock issued as a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares become vested and transferable.

No Participant shall, as a result of receiving a Stock Unit Award, have any rights as a shareholder, including the right to receive dividends on the underlying shares of Common Stock, until, and then only to the extent that, the Stock Unit Award is earned and Common Stock is issued to the Participant. A Stock Unit Award may not include the right to receive dividend equivalent payments (whether payable before or at the time the Stock Unit Award is earned) with respect to dividends paid on Common Stock prior to the date the Stock Unit Award is earned and Common Stock is issued to the Participant.

7.04.	Termination of Employment; Change in Control.

Section 7.02 to the contrary notwithstanding, the Committee may provide that a Stock Award or Stock Unit shall be or shall become vested and transferable, in whole or in part, upon a termination of the Participant’s employment or service or a Change in Control. The Committee’s determination under this Section 7.04 may be made at the time a Stock Award or Stock Unit is granted or thereafter (but before the forfeiture of the Stock Award of Stock Unit).

ARTICLE VIII

PERFORMANCE SHARE AWARDS

8.01.	Award.

In accordance with the provisions of Article IV, the Committee will designate individuals to whom an award of Performance Shares is to be granted and will specify the number of shares of Common Stock covered by the Award; provided, however, that no Participant may be awarded Performance Shares in any calendar year for more than 600,000 shares of Common Stock, subject to adjustment as provided in Article XI.

8.02.	Earning the Award.

Subject to Section 8.08, the Committee, on the date of the grant of Performance Shares, shall prescribe that the Performance Shares, or a portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares, only upon the satisfaction of performance objectives or such other criteria as may be prescribed by the Committee and set forth in the Agreement. For any Performance Share Award, a performance period of at least one-year will be established for any Performance Shares. No payments will be made with respect to Performance Shares unless, and then only to the extent that, the Committee certifies that such objectives have been achieved.

8.03.	Issuance of Shares.

To the extent that a Performance Share Award is settled with Common Stock, the shares of Common Stock earned shall be issued to the Participant as soon as practicable after the Committee certifies the number of Performance Shares earned by the Participant. A fractional share shall not be issuable under this Article VIII but instead will be settled in cash.

8.04.	Settlement in Cash.

To the extent that a Performance Share Award is settled in cash, the payment will be made in a single sum as soon as practicable after the Committee certifies the number of Performance Shares earned by the Participant. To the extent that a Performance Share Award is settled in cash, the amount of cash payable under a Performance Share Award shall equal the Fair Market Value of the number of shares of Common Stock equal to the number of Performance Shares earned on the date that the Committee certifies the Participant’s right to receive the payment.

8.05.	Shareholder Rights.

No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and then only to the extent that the Performance Shares are earned and Common Stock is issued to the Participant. A Performance Share Award may not include the right to receive dividend equivalent payments (whether payable before or at the time the Performance Share Award is earned) with respect to dividends paid on Common Stock prior to the date the Performance Share Award is earned and Common Stock is issued to the Participant.

8.06.	Nontransferability.

Except as provided in Section 8.07, a Participant may not transfer a Performance Share award or the right to receive payment thereunder other than by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Share award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

8.07.	Transferable Performance Shares.

Section 8.06 to the contrary notwithstanding, the Committee may grant Performance Shares that are transferable to the Participant’s children, grandchildren or spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners; provided however, that the

Participant may not receive any consideration for the transfer without shareholder approval. The holder of a Performance Share transferred pursuant to this section shall be bound by the same terms and conditions that governed the Performance Share award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Performance Share award except by will or the laws of descent and distribution.

8.08.	Termination of Employment; Change in Control.

Section 8.02 to the contrary notwithstanding, the Committee may provide that a Performance Share Award shall be or shall become earned, in whole or in part, upon a termination of the Participant’s employment or service or a Change in Control. The Committee’s determination under this Section 8.08 may be made at the time a Performance Share is awarded or thereafter (but before the forfeiture of the Performance Share Award).

ARTICLE IX

INCENTIVE AWARDS

9.01.	Award.

The Committee shall designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Committee. For any Incentive Award, a performance period of at least one-year will be established for any Incentive Award. With respect to an Incentive Award based on a performance period of one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds $2,000,000. With respect to an Incentive Award based on a performance period of more than one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds the product of (i) $125,000 and (ii) the number of months in the performance period.

9.02.	Terms and Conditions.

The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only to the extent that the Company achieves performance objectives or such other criteria as may be prescribed by the Committee and set forth in the Agreement. Except as provided in Section 9.08, the performance period of an Incentive Award shall be at least one year.

9.03.	Nontransferability.

Except as provided in Section 9.04, a Participant may not transfer an Incentive Award or the right to receive payment thereunder other than by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.04.	Transferable Incentive Awards.

Section 9.03 to the contrary notwithstanding, the Committee may grant Incentive Awards that are transferable to the Participant’s children, grandchildren or spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners; provided, however that the Participant may not receive any consideration for the transfer without shareholder approval. The holder of an Incentive Award transferred pursuant to this section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Incentive Award except by will or the laws of descent and distribution.

9.05.	Issuance of Shares.

To the extent that an Incentive Award is settled with Common Stock, the shares of Common Stock shall be issued to the Participant as soon as practicable after the Committee certifies the extent to which the Incentive Award has been earned. The issuance of Common Stock in full or partial settlement of an Incentive Award shall be based on the Fair Market Value on the date the Committee certifies the extent to which the Incentive Award has been earned.

9.06.	Settlement in Cash.

To the extent that an Incentive Award is settled in cash, the payment will be made in a single sum as soon as practicable after the Committee certifies the extent to which the Incentive Award has been earned.

9.07.	Shareholder Rights.

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Affiliate on account of the Incentive Award until, and then only to the extent that, the Incentive Award is earned and settled with the issuance of Common Stock. An Incentive Award may not include the right to receive dividend equivalent payments (whether payable before or at the time the Incentive Award is earned) with respect to dividends paid on Common Stock prior to the date the Stock Unit Award is earned and Common Stock is issued to the Participant.

9.08.	Termination of Employment; Change in Control.

Section 9.02 to the contrary notwithstanding, the Committee may provide that an Incentive Award shall be or shall become earned, in whole or in part, upon a termination of the Participant’s employment or service or a Change in Control. The Committee’s determination under this Section 9.08 may be made at the time an Incentive Award is granted or thereafter (but before the forfeiture of the Incentive Award).

ARTICLE X

CHANGE IN CONTROL

10.01.	Impact of Change in Control.

In accordance with Sections 6.10, 7.04, 8.08, and 9.08 and to the extent provided by the Committee thereunder, but subject to Sections 10.02, 10.03 and 10.04, upon a Change in Control, each outstanding Award granted on or after the Effective Date will be treated as the Committee determines, and in making any such determination the Committee will not be required to treat Awards and Participants similarly with respect to any event constituting a Change in Control.

10.02.	Assumption Upon Change in Control.

In the event of a Change in Control the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Stock Unit, Performance Share or Incentive Award shall be assumed by, or will be replaced by a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Stock Award, Stock Unit, Performance Share or Incentive Award being assumed or substituted. The assumed or substituted award shall have a value, as of the completion of the Change in Control, that is substantially equal to the value of the original award (or the difference between the Fair Market value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

10.03.	Cash-Out Upon Change in Control.

In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Stock Unit, Performance Share and Incentive Award shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by shareholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by stockholders in the Change in Control exceeds the Option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by stockholder for each share of Common Stock subject to a Stock Award, Stock Unit and Performance Shares.

10.04.	Cancellation of Options and SARs.

In the event of a Change in Control, the Committee, in its sole discretion and without the need for a Participant’s consent, may provide that an outstanding Option or SAR that is exercisable on or before the completion of the Change in Control shall be cancelled and forfeited if not exercised on or before completion of the Change in Control.

10.05.	Limitation on Benefits.

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Article X, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted in the following order:

(i) First, by reducing Payments (other than Low Ratio Benefits) that are not subject to section 409A of the Code (in the order that Participant elects);

(ii) Next, if further reduction is necessary, from Payments (other than Low Ratio Benefits) that are subject to section 490A of the Code, which Payments shall be reduced in the order of lowest to highest value and, if more than one Payment has the same value, the reduction shall be in the order the such Payments would have been paid or provided beginning with the last such Payment to be paid or provided and ending with the first such Payment to be paid or provided and if the Payments would have been provided at the same time, the reduction will be made first from cash benefits and next from non-cash benefits;

(iii) Next, if further reduction is necessary, from Low Ratio Benefits that are subject to section 409A of the Code, which Low Ratio Benefits shall be reduced in the order of lowest to highest value and if a Low Ratio Benefit has the same value, the reduction shall be in the order that such Low Ratio Benefits would be paid or provided beginning with the last Low Ratio Benefit to be paid or provided and ending with the first such Low Ratio Benefit to be paid or provided and if the Low Ratio Benefits would have been provided at the same time, the reduction will be made first from cash benefits and next from non-cash benefits; and,

(iv) Finally, if further reduction is necessary, from Low Ratio Benefits that are not subject to section 409A of the Code (in the order that Participant elects).

The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article X, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Article X (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Article X (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment, without interest, will be paid to the Participant promptly by the Company.

For purposes of this Article X, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Change in Control. For purposes of this Article X, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Article X, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder. For purposes of this Article X, the term “Low Ratio Benefit” means a payment or benefit which is taken into account for purposes of calculating excise tax and which has a value for purposes of calculating excise tax that is less than the actual value of such payment or benefit such that the ratio of the value of the payment or benefit for purposes of calculating the excise tax to the actual value of the payment or benefit is less than one hundred percent (100%).

Notwithstanding any other provision of this Section 10.05, the limitations and provisions of this Section 10.05 shall not apply to any Participant who, pursuant to an agreement with the Company or the terms of another plan maintained by the Company, is entitled to indemnification for any liability that the Participant may incur under Code Section 4999.

ARTICLE XI

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares that may be issued pursuant to Awards, the per individual limitations on Awards, and the terms of outstanding Awards (including the option price or Initial Value) shall be adjusted, as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, extraordinary cash dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any determination made under this Article XI by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Awards may be granted, the per individual limitations on Awards or the terms of outstanding Awards.

The Committee may issue Substitute Awards in substitution for stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate or whose employer becomes an Affiliate in connection with a transaction described in the first paragraph of this Article XI. Notwithstanding any provision of the Plan, the terms of such Substitute Awards shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Award was made or settled may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII

GENERAL PROVISIONS

13.01.	Effect on Employment or Service.

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

13.02.	Unfunded Plan.

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03.	Rules of Construction.

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.04.	Tax Withholding.

The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include procedures to permit or require a Participant to satisfy such obligation in whole or in part but only up to such amount permitted under current accounting rules without causing the Award to become a “liability-classified” award, by having the Company withhold shares of Common Stock from the shares to which the Participant is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Notwithstanding the foregoing, the Company, in its sole discretion, may withhold all such required taxes from any amount otherwise payable to a Participant.

13.05.	Governing Law.

The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

13.06.	Section 409A.

Notwithstanding any provision in the Plan or an Agreement, if any provision of this Plan or an Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

13.07.	Other Compensation and Benefits.

The adoption of this Plan shall not affect any other compensation plans in effect for the Company or any Affiliate, nor preclude the Company or any Affiliate from establishing any other compensation plan.

ARTICLE XIV

AMENDMENT

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that, at any time after the approval of this Plan by the shareholders of the Company, no amendment or modification will be effective without the approval of the shareholders of the Company if such approval is required under applicable laws or the rules of the exchange on which the Common Stock is then listed. No Plan amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made.

ARTICLE XV

DURATION OF PLAN

No Awards may be awarded or granted under this Plan after November 17, 2030. Awards granted before that date shall remain valid in accordance with their terms.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

Options, SARs, Stock Unit Awards, Performance Share Awards, and Incentive Awards may be granted under this Plan upon its adoption by the Board.